Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2013 FOURTH QUARTER AND FISCAL YEAR RESULTS

BOISE, Idaho (November 7, 2013) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its fourth quarter and fiscal year ended September 30, 2013.

Highlights:

▪

Total revenues were $605.1 million for the quarter, 9.7% higher than revenues for the same period in the prior fiscal year.  Revenue growth was 12.9% in the United States for the quarter compared to the same period in the prior fiscal year.  Total revenues were $2.35 billion for the fiscal year, 13.1% higher than revenues for the same period in the prior fiscal year.

▪	Operating income was $22.5 million for the quarter, 14.3% higher than operating income for the same period in the prior fiscal year.
▪

Net income was $14.2 million for the quarter, 12.8% higher than net income for the same period in the prior fiscal year.  Net income for the quarter includes acquisition-related expenses of $1.0 million.

▪

Diluted earnings per share were $1.12 for the quarter, compared to $0.99 for the same period in the prior fiscal year.  Diluted earnings per share were $4.95 for the fiscal year, compared to $4.23 for the prior fiscal year. Diluted earnings per share include the effect of acquisition-related expenses of $1.0 million during the fourth quarter.  These expenses were not included in the diluted earnings per share guidance provided on July 29, 2013.

▪	We generated cash flow from operations for the year ended September 30, 2013 of $57.4 million, compared to $14.2 million for the year ended September 30, 2012.
▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 30.6% for the quarter compared to the same period in the prior fiscal year.
▪

The rollout of our Diagnostics Unlimited program performed well, as revenues to all customers reached approximately $43 million for the quarter, compared to approximately $28 million for the comparable period in the prior year.

▪

On November 1, we acquired substantially all of the assets of IVESCO Holdings, LLC (“IVESCO”) for an enterprise value of approximately $67.5 million, plus a closing net working capital adjustment of approximately $11.2 million.  This transaction is subject to a final post-closing working capital adjustment.  Founded in 1945, IVESCO is a leading value-added distributor of animal health products in the United States. IVESCO has a broad selection of inventoried products that include more than 25,000 discrete offerings sourced from over 500 manufacturers and serves customers across its business units (mixed animal practice veterinarians, swine integrators, dealers, poultry integrators, and cattle).

“MWI delivered another great quarter and fiscal year with strong financial and operational performance,” said Jim Cleary, President and Chief Executive Officer.  “The excellent execution by our team members continued to drive our business growth and positive results for our customers and vendor partners.  This past fiscal year brought many new changes to our company, including the successful roll out of our Diagnostics Unlimited program. We look forward to additional progress in fiscal year 2014 for our company, including our recently acquired IVESCO business.”

Quarter ended September 30, 2013 compared to quarter ended September 30, 2012

Total revenues increased  9.7% to $605.1 million for the quarter ended September 30, 2013, compared to $551.4 million for the quarter ended September 30, 2012.  Revenue growth in the United States was 12.9% for the quarter ended September 30, 2013, compared to the same period in the prior fiscal year.  Revenues decreased 6.5% in the United Kingdom, and were further reduced by 1.7% related to foreign currency translation.  Commissions increased 7.8% to $4.6 million for the quarter ended September 30, 2013, compared to $4.3 million for the quarter ended September 30, 2012.

Gross profit increased by  10.2% to $75.2 million for the quarter ended September 30, 2013, compared to $68.3 million for the quarter ended September 30, 2012. Gross profit as a percentage of total revenues was 12.4% for each of the quarters ended September 30, 2013 and 2012.  While we experienced an improvement in vendor rebates as a percentage of total revenues, this was offset by a decrease in product margin. Vendor rebates for the quarter ended September 30, 2013 increased by $3.1 million compared to the quarter ended September 30, 2012 due to manufacturer rebate program changes and growth in revenues.

Operating income increased 14.3% to $22.5 million for the quarter ended September 30, 2013, compared to $19.7 million for the quarter ended September 30, 2012.  SG&A expenses increased 8.4% to $50.2 million for the quarter ended September 30, 2013, compared to $46.3 million for the quarter ended September 30, 2012.  The increase in SG&A expenses was primarily due to an increase in compensation and benefit costs.  We incurred approximately $1.0 million of acquisition-related costs in connection with our recently completed acquisition of IVESCO. SG&A expenses as a percentage of total revenues improved to 8.3% for the quarter ended September 30, 2013, compared to 8.4% for the quarter ended September 30, 2012.

Net income increased 12.8% to $14.2 million for the quarter ended September 30, 2013, compared to $12.6 million for the quarter ended September 30, 2012.  Diluted earnings per share were $1.12 and $0.99 for the quarters ended September 30, 2013 and 2012, respectively, an increase of 13.1%.

Fiscal year ended September 30, 2013 compared to fiscal year ended September 30, 2012

Total revenues increased 13.1% to $2.35  billion for the fiscal year ended September 30, 2013, compared to $2.08 billion for the fiscal year ended September 30, 2012.  Revenue growth in the United States was 14.4% for the fiscal year ended September 30, 2013, compared to the same period in the prior fiscal year.  Revenues increased 6.6% in the United Kingdom, but were reduced 1.0% related to foreign currency translation. Commissions increased 11.0% to $18.9 million during the fiscal year ended September 30, 2013, compared to $17.0 million during the fiscal year ended September 30, 2012.

Gross profit increased by 14.0% to $304.3  million for the fiscal year ended September 30, 2013, compared to $266.9 million for the fiscal year ended September 30, 2012.  Gross profit as a percentage of total revenues was 13.0%  for the fiscal year ended September 30, 2013, compared to 12.9% for the fiscal year ended September 30, 2012,  primarily due to an improvement in vendor rebates as a percentage of total revenues, offset in part by a decrease in product margin.  Vendor rebates for the fiscal year ended September 30, 2013 increased by approximately $9.9 million compared to the fiscal year ended September 30, 2012, due to the timing of manufacturer rebate programs and growth in revenues.

Operating income increased 17.0% to $100.3 million for the fiscal year ended September 30, 2013, compared to $85.8 million for the fiscal year ended September 30, 2012.  SG&A expenses increased 12.7% to $194.0 million for the fiscal year ended September 30, 2013, compared to $172.1 million for the fiscal year ended September 30, 2012.  The increase in SG&A expenses was primarily due to an increase in compensation and benefit costs. We incurred approximately $1.4 million of acquisition-related costs in connection with our acquisition of IVESCO. SG&A expenses as a percentage of total revenues were consistent at 8.3% for each of the fiscal years ended September 30, 2013 and 2012.

Net income increased 17.5% to $62.8 million for the fiscal year ended September 30, 2013, compared to $53.5 million for the fiscal year ended September 30, 2012.  Diluted earnings per share were $4.95 and $4.23 for the fiscal years ended September 30, 2013 and 2012, respectively, an increase of 17.0%.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2014 revenues will be from $2.89 billion to $2.94 billion, which represents growth of 23% to 25% compared to revenues in fiscal year 2013.  The Company estimates that diluted earnings per share will be from $5.47 to $5.67 per share, which represents growth of 10.5% to 14.5% compared to diluted earnings per share in fiscal year 2013.  These estimates include the impact of the acquisition of IVESCO, which is expected to be slightly accretive during the eleven months of ownership in fiscal 2014, and include the effect of acquisition and integration costs.  Additionally, these estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 7, 2013 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2014 business outlook.  Participants can access the conference call by dialing (877) 638-4561. International callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 14, 2013 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 79574599.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email .

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; vendor rebates based upon attaining certain growth goals; transitional challenges associated with acquisitions, including the failure to retain customers and the disproportionate demands on management resources to integrate acquired businesses; financial risks associated with acquisitions and investments; changes in the way vendors introduce/deliver products to market; seasonality; competition; inability to ship products to the customer as a result of technological or shipping disruptions; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; the impact of general economic trends on our business; possible changes in the use of feed additives (antibiotics, growth promotants) used in production animal products due to trade restrictions, animal welfare and/or government regulations; the recall of a significant product by one of our vendors; risks associated with our international operations; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; extended shortage or backorder of a significant product by one of our vendors; our intellectual property rights may be inadequate to protect our business; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; unforeseen litigation; the ability to borrow on our revolving credit facility, extend the terms of our revolving credit facility or obtain alternative financing on favorable terms or at all; and risks from potential increases in variable interest rates. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
Condensed Consolidated Statements of Income	2013	2012	2013	2012
Revenues	$605,080	$551,406	$2,347,485	$2,075,146
Cost of product sales	529,861	483,141	2,043,147	1,808,230
Gross profit	75,219	68,265	304,338	266,916
Selling, general and administrative expenses	50,180	46,305	193,999	172,104
Depreciation and amortization	2,566	2,306	10,016	9,045
Operating income	22,473	19,654	100,323	85,767
Interest expense	(115)	(242)	(714)	(926)
Other income	252	328	1,072	1,099
Income before taxes	22,610	19,740	100,681	85,940
Income tax expense	(8,394)	(7,140)	(37,832)	(32,463)
Net income	$14,216	$12,600	$62,849	$53,477

Net income per share - diluted	$1.12	$0.99	$4.95	$4.23
Weighted average common
shares outstanding - diluted	12,721	12,672	12,709	12,647

	September 30,	September 30,
Condensed Consolidated Balance Sheets	2013	2012
Assets
Cash	$953	$514
Receivables, net	307,445	288,922
Inventories	326,093	251,375
Prepaid expenses and other current assets	6,004	10,094
Deferred income taxes	2,327	1,580
Total current assets	642,822	552,485
Property and equipment, net	39,183	35,784
Goodwill	71,150	61,841
Intangibles, net	40,490	38,706
Other assets, net	8,910	7,567
Total Assets	$802,555	$696,383
Liabilities
Credit facilities	$18,801	$48,080
Accounts payable	324,057	258,741
Accrued expenses and other current liabilities	21,816	19,952
Current portion of capital lease obligations	103	337
Total current liabilities	364,777	327,110
Deferred income taxes	9,321	7,180
Long-term debt and capital lease obligations	16	104
Other long-term liabilities	2,122	2,687
Stockholders' Equity	426,319	359,302
Total Liabilities and Stockholders' Equity	$802,555	$696,383